Consent of Independent Registered Public Accounting Firm

To the Board of Trustees

NuShares Enhanced Yield U.S. Aggregate Bond ETF:

We consent to the use of our report dated August 29, 2016 with respect to the financial statement of NuShares Enhanced Yield U.S. Aggregate Bond ETF, a series of the NuShares ETF Trust, included herein, and to the reference to our firm under the heading “Independent Registered Public Accounting Firm” in the Statement of Additional Information filed on Form N-1A.

/s/ KPMG LLP
Chicago, Illinois
August 29, 2016